EXHIBIT 1.2

                      MERRILL LYNCH, PIERCE, FENNER & SMITH
                                  INCORPORATED

                  PPLUS 7.00 % TRUST CERTIFICATES SERIES SPR-1

                          SUPPLEMENTAL TERMS AGREEMENT
                          ----------------------------


                                                                December 9, 2003


To:  Merrill Lynch Depositor, Inc.
     World Financial Center
     North Tower
     New York, New York 10281
     Attention: Barry N. Finkelstein


Ladies and Gentlemen:

         We understand that Merrill Lynch Depositor, Inc., a Delaware corporation (the "Company"), has issued and sold 1,000,600 PPLUS 7.00% Trust Certificates Series SPR-1 (the "Certificates") at a $25 Stated Amount per Certificate (the "Underwritten Securities"). We further understand that the Company proposes to issue and sell 700,000 additional Certificates.

         Subject to the terms and conditions set forth below and subject to the terms of the Purchase Agreement which are incorporated by reference herein, we offer to purchase the principal amount of additional Underwritten Securities at the purchase price set forth below.

         The additional Underwritten Securities shall have the following terms:


Title:  PPLUS 7.00% Trust Certificates Series SPR-1 (Trust Certificates)

Ratings: BBB- from Standard & Poor's and Baa3 from Moody's

Amount:  $17,500,000 Trust Certificates

Trust Certificate Denominations: stated amount of $25 and integral multiples thereof

Currency of payment:  U.S. dollars

Distribution rate or formula: Holders of Trust Certificates will be entitled to distributions at 7.00% per annum through November 15, 2028, unless the Trust Certificates are redeemed or called prior to such date.

Cut-off Date:  November 28, 2003


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Distribution payment dates:  May 15 and November 15, commencing May 15, 2004

Regular record dates: As long as the Underlying Securities are represented by one or more global certificated securities, the record day will be the close of business on the Business Day prior to the relevant distribution payment dates, unless a different record date is established for the Underlying Securities. If the Underlying Securities are no longer represented by one or more global certificated securities, the distribution payment date will be at least one Business Day prior to the relevant distribution payment dates.

Stated maturity date:  November 15, 2028

Sinking fund requirements:  None

Conversion provisions:  None

Listing requirements: Trust Certificates listed on the New York Stock Exchange

Black-out provisions:  None

Fixed or Variable Price Offering: Fixed Price Offering

Trust Certificate Purchase Price:  $25 per Trust Certificate

Form: Book-entry Trust Certificates with The Depository Trust Company, except in certain limited circumstances

Closing date and location: December 12, 2003, Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York


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


         Please accept this offer no later than 10:00 A.M. (Eastern Standard
Time) on December 9, 2003 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                                    Very truly yours,

                                    MERRILL LYNCH, PIERCE, FENNER & SMITH
                                    INCORPORATED


                                    By  /s/ Barry N. Finkelstein
                                      ---------------------------
                                         Authorized Signatory




Accepted:

MERRILL LYNCH DEPOSITOR, INC.


By  /s/ Barry N. Finkelstein
  --------------------------
  Name:  Barry N. Finkelstein
  Title: President